Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Anworth Mortgage Asset Corporation

Santa Monica, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-81698, No. 333-110744 and 333-115392) and Form S-8 (No. 333-70478, No. 333-96563, No. 333-104227 and No. 333-129528) of Anworth Mortgage Asset Corporation of our reports dated March 15, 2007, relating to the consolidated financial statements (which report contains an explanatory paragraph relating to the adoption of SEC Staff Accounting Bulletin No. 108, Considering the Effect of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements), and the effectiveness of Anworth Mortgage Asset Corporation’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

BDO Seidman, LLP

Los Angeles, California

March 15, 2007